Exhibit 99.2

[Nasdaq Letterhead)

By Facsimile and First Class Mail

February 15, 2005

Mr. J. Raymond Bilbao
Senior Vice President, General Counsel
and Secretary
Remote Dynamics, Inc.
1155 Kas Drive, Suite 100
Richardson, Texas 75081

Re:	Remote Dynamics, Inc. (the “Company”)
Nasdaq Symbol: REDI

Dear Mr. Bilbao:

For the last 30 consecutive business days, the bid price of the Company’s common stock has closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4310(c)(4) (the “Rule”). Therefore, in accordance with Marketplace Rule 4310 (c)(8)(D), the Company will be provided 180 calendar days, or until August 15, 2005, to regain compliance.1 If, at anytime before August 15, 2005, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Staff will provide written notification that it complies with the Rule.2

If compliance with this Rule cannot be demonstrated by August 15, 2005, Staff will determine whether the Company meets The Nasdaq SmallCap Market initial listing criteria as set forth in Marketplace Rule 4310(c), except for the bid price requirement. If it meets the initial listing criteria, Staff will notify the Company that it has been granted an additional 180 calendar day compliance period. If the Company is not eligible for an additional compliance period, Staff will

[1]	The 180 day period relates exclusively to the bid price deficiency. The Company may be delisted during the 180 day period for failure to maintain compliance with any other listing requirement for which it is currently on notice or which occurs during this period.

[2]	Marketplace Rule 4310(c)(8)(E) states that, “Nasdaq may, in its discretion, require an issuer to maintain a bid price of at least $1.00 per share for a period in excess of ten consecutive business days, but generally no more than 20 consecutive business days, before determining that the issuer has demonstrated an ability to maintain long-term compliance. In determining whether to monitor bid price beyond ten business days, Nasdaq will consider the following four factors; (i) margin of compliance (the amount by which the price is above the $1.00 minimum standard); (ii) trading volume (a lack of trading volume may indicate a lack of bona fide market interest in the security at the posted bid price); (iii) the market maker montage (the number of market makers quoting at or above $1.00 and the size of their quotes); and (iv) the trend of the stock price (is it up or down).”

provide written notification that the Company’s securities will be delisted. At that time, the Company may appeal Staff’s determination to delist its securities to a Listing Qualifications Panel.

Please note that Item 3.01 of Form 8-K requires disclosure of the receipt of this notification letter within four business days.3 Accordingly, the Company should consult with counsel regarding disclosure obligations surrounding this letter under the federal securities laws. In addition, Nasdaq posts a list of all non-compliant Nasdaq companies and the reason(s) for such non-compliance on our website at www.nasdaq.com. The Company will be included in this list commencing five business days from the date of this letter.

If you have any questions, please do not hesitate to contact me at (301) 978-8048.

Sincerely,

/s/ Marilyn Bacot
Marilyn Bacot
Listing Analysis
Nasdaq Listing Qualifications

[3]	See, SEC Release No. 34-49424